Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2009

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	March 31,	June 30,
	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$17,533	$2,664
Accounts receivable
Oil and natural gas sales	34,312	116,678
Joint interest billings	40,820	21,322
Insurance and other	28,008	3,585
Prepaid expenses and other current assets	27,482	12,420
Royalty deposits	1,803	4,548
Deferred income taxes	-	88,340
Derivative financial instruments	65,138	2,179
Total Current Assets	215,096	251,736

Property and Equipment
Oil and Gas Properties – full cost method of accounting, net of accumulated depreciation, depletion, amortization and impairment	1,118,323	1,561,276

Other Assets
Derivative financial instruments	12,479	3,747
Deferred income taxes	-	35,850
Debt issuance costs, net of accumulated amortization	14,130	17,388
Total Other Assets	26,609	56,985

Total Assets	$1,360,028	$1,869,997

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$71,730	$106,173
Note payable	3,167	-
Accrued liabilities	48,306	66,266
Asset retirement obligations	68,656	16,717
Derivative financial instruments	7,506	245,626
Current maturities of long-term debt	5,713	7,093
Total Current Liabilities	205,078	441,875
Long-term debt, less current maturities	1,005,000	944,604
Asset retirement obligations	97,469	81,097
Derivative financial instruments	2,480	190,781
Total Liabilities	1,310,027	1,658,357
Commitments and Contingencies (Note 11)
Stockholder’s Equity
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 issued and outstanding
at March 31, 2009 and June 30, 2008	1	1
Additional paid-in capital	445,669	436,301
Retained earnings (deficit)	(475,712)	60,348
Accumulated other comprehensive income (loss), net of income taxes	80,043	(285,010)
Total Stockholder’s Equity	50,001	261,640

Total Liabilities and Stockholder’s Equity	$1,360,028	$1,869,997

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Revenues
Oil sales	$72,503	$103,627	$221,233	$283,004
Natural gas sales	33,633	63,510	111,499	173,342
Total Revenues	106,136	167,137	332,732	456,346

Costs and Expenses
Lease operating expense	24,964	38,342	97,526	102,079
Production taxes	1,587	1,755	5,501	4,987
Impairment of oil and gas properties	117,887	-	576,996	-
Depreciation, depletion and amortization	49,351	74,651	175,373	217,092
Accretion of asset retirement obligation	4,723	1,911	9,617	5,651
General and administrative expense	5,523	4,198	16,039	13,988
Loss (gain) on derivative financial instruments	2,920	2,699	(8,981)	3,810
Total Costs and Expenses	206,955	123,556	872,071	347,607

Operating Income (Loss)	(100,819)	43,581	(539,339)	108,739

Other Income (Expense)
Interest income	118	324	687	1,147
Interest expense	(22,811)	(26,042)	(69,787)	(78,095)
Total Other Income (Expense)	(22,693)	(25,718)	(69,100)	(76,948)

Income (Loss) Before Income Taxes	(123,512)	17,863	(608,439)	31,791

Income Tax Expense (Benefit)	(1,710)	6,316	(72,377)	11,219

Net Income (Loss)	$(121,802)	$11,547	$(536,062)	$20,572

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended
	March 31,
	2009	2008

Cash Flows from Operating Activities
Net income (loss)	$(536,062)	$20,572
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense (benefit)	(72,377)	11,219
Change in derivative financial instruments
Proceeds from sale of derivative instruments	66,480	-
Other	(7,265)	811
Accretion of asset retirement obligations	9,617	5,651
Depreciation, depletion and amortization	175,373	217,092
Impairment of oil and gas properties	576,996	-
Amortization of debt issuance costs	3,258	3,602
Changes in operating assets and liabilities:
Accounts receivables	44,589	(46,989)
Prepaid expenses and other current assets	(12,317)	(1,781)
Accounts payable and other liabilities	(49,231)	20,385
Net Cash Provided by Operating Activities	199,061	230,562

Cash Flows from Investing Activities
Acquisitions	-	(38,880)
Capital expenditures	(253,954)	(221,817)
Other-net	3,037	(114)
Net Cash Used in Investing Activities	(250,917)	(260,811)

Cash Flows from Financing Activities
Proceeds from long-term debt	270,794	204,135
Payments on long-term debt	(213,432)	(180,159)
Advances from (to) affiliates	9,368	(3,325)
Debt issuance costs	-	(589)
Other	(5)	(4,294)
Net Cash Provided by Financing Activities	66,725	15,768

Net Increase (Decrease) in Cash and Cash Equivalents	14,869	(14,481)

Cash and Cash Equivalents, beginning of period	2,664	15,265

Cash and Cash Equivalents, end of period	$17,533	$784

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(UNAUDITED)

Note 1 – Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

On December 5, 2008, we formed a new company, Energy XXI, Inc. which is now the parent company of our U.S. operations.  The company was capitalized by Energy XXI (US Holdings) Limited’s contribution of all of the capital stock of Energy XXI USA, Inc. and certain Energy XXI’s bonds.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous period include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income, stockholder’s equity or cash flows.

Interim Financial Statements. The consolidated financial statements for the periods presented herein are unaudited and do not contain all information required by generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements.  In the opinion of management, all material adjustments necessary to present fairly the results of operations have been included.  All such adjustments are of a normal, recurring nature.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.  These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended June 30, 2008.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment.  While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Note 2 – Recent Accounting Pronouncements

We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. In June 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") No. Emerging Issues Task Force ("EITF") 03-6-1 ("FSP 03-6-1"), Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings Per Share. FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years and will require all earnings per share data presented for prior-periods to be restated retrospectively. We currently do not anticipate that FSP 03-6-1 will have a material impact on our earnings per share data for fiscal year 2010 or on earnings per share data for any prior periods presented.

Accounting for Business Combinations.  In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), which replaces SFAS No. 141, Business Combinations. SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the date of adoption.

Note 3 – Impairment of Oil and Gas Properties

  Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

 Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We evaluate the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by SEC Regulation S-X Rule 4-10. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict.

  Ceiling Test. Under the full cost method of accounting, we are required to perform each quarter, a “ceiling test” that determines a limit on the book value of our oil and gas properties.  If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.  Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs.  As of the reported balance sheet date, capitalized costs of an oil and gas producing company may not exceed the full cost limitation calculated under the above described rule based on current spot market prices for oil and natural gas. However, if prior to the balance sheet date, the company enters into certain hedging arrangements for a portion of its future natural gas and oil production, thereby enabling the company to receive future cash flows that are higher than the estimated future cash flows indicated by use of the spot market price as of the reported balance sheet date, these higher hedged prices are used if they qualify as cash flow hedges under the provisions of Statement 133 as amended.

Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively.   The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our hedging program in the third and second quarters of fiscal 2009, respectively.

Note 4 – Acquisitions

Partnership

               In July 2007, our Parent acquired a 49.5% limited partnership interest in the Castex Energy 2007, L.P. (the “Partnership”). The Partnership was formed on May 30, 2007 with Castex Energy, Inc. as general partner and Castex Energy 2005, L.P. as the limited partner. Revenue and expenses are allocated 1% to the general partner and 99% to the limited partners. The Partnership was formed to acquire certain onshore southern Louisiana assets from EPL of Louisiana, L.L.C. effective April 1, 2007 for consideration of $71.7 million.

The Partnership financed the acquisition with a $73 million credit agreement with Lehman Brothers Inc. acting as sole arranger and Lehman Commercial Paper Inc. as administrative agent. The credit agreement required the Partnership to enter into certain derivative transactions and under certain circumstances requires additional capital contributions by the partners of up to $15 million.

The following table presents the allocation of our Parent’s 49.5% interest of the assets acquired and liabilities assumed, based on their fair values on July 1, 2007 (in thousands):

Net working capital	$5,678
Other assets	510
Oil and natural gas properties	29,947
Total Assets	$36,135

Long-term debt	$36,135

On November 30, 2007, our Parent’s proportionate share of the Partnership assets and liabilities were distributed to it.  On December 1, 2007, our Parent transferred to us their distributed share of the Partnership’s net oil and gas properties at book value, $24,448,000.

East Cameron Field

In July 2007, we acquired from ExxonMobil for $3.5 million plus assumption of asset retirement obligations, their approximately 30 percent interest in the East Cameron 334/335 Field in the Gulf of Mexico.  We had previously acquired an interest in this field from Pogo Producing Company.

Note 5 – Oil and Gas Properties

Oil and gas properties consist of the following (in thousands):

	March 31, 2009	June 30, 2008
Oil and gas properties
Proved properties	$2,189,900	$1,810,814
Less: Accumulated depreciation, depletion, amortization and impairment	1,217,588	465,219
Proved properties – net	972,312	1,345,595
Unproved properties	146,011	215,681
Oil and gas properties – net	$1,118,323	$1,561,276

Note 6 – Long-term Debt

Long-term debt consists of the following (in thousands):

	March 31, 2009	June 30, 2008

First lien revolver	$255,000	$192,000
High yield facility	750,000	750,000
Put premium financing	5,713	9,697
Total debt	1,010,713	951,697
Less current maturities	5,713	7,093
Total long-term debt	$1,005,000	$944,604

Maturities of long-term debt as of March 31, 2009 are as follows (in thousands):

Twelve Months Ending March 31,

2010	$5,713
2012	255,000
2014	750,000
Total	$1,010,713

First Lien Revolver

Our first lien revolver was amended and restated on June 8, 2007. This facility was entered into by our Parent. This facility has a face value of $700 million and matures on June 8, 2011. The credit facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.50 percent to 2.25 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.50 percent to 1.25 percent. However, if an additional equity contribution in an amount of at least $50 million is made by our Parent to us, all of the margins above will be subject to a 0.25 percent reduction. This equity investment was made in June 2008.  The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves. Our initial borrowing base under the facility was $425 million.

On November 19, 2007, the credit facility was further amended.  The amendment, among other things, increased the borrowing base to $450 million and modified the commodity hedge limitations and minimum liquidity during certain periods.  We incurred $0.7 million to amend the first lien revolver including $0.5 million associated with syndicating the credit facility.

On December 9, 2008, the credit facility was again amended.  The amendment, among other things, reduced the borrowing base to $400 million.  The amendment provides protection to other lenders should any bank in the syndicate fail to fund their share of the revolver and other provisions which effectively reduce the available borrowing base to $380 million and carves out certain derivative contracts from the hedge limits contained in the revolver.

On April 6, 2009 the credit facility was again amended.  The amendment, among other things, reduced the borrowing base to $240 million, amended the financial covenants related to the total leverage ratio to 4.5 to 1.0 commencing with the quarter ended June 30, 2009 and added a secured debt ratio not to exceed 2.5 to 1.0 beginning with the quarter ended June 30, 2009.  The amendment also modified the interest rates payable under the facility and pledged our bonds held by our Parent as security.

Our first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit our total leverage ratio to be more than 3.5 to 1.0, our interest rate coverage ratio to be less than 3.0 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various covenants including those limiting dividends and other payments, making certain investments, margin, consolidating, modifying certain agreements, transactions with affiliates, the incurrence of debt, changes in control, asset sales, liens on properties, sale leaseback transactions, entering into certain leases, the allowance of gas imbalances, take or pay or other prepayments, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.  As of December 31, 2008, we are in compliance with all covenants.

High Yield Facility

On June 8, 2007 we completed a $750 million private offering of 10 percent Senior Notes due 2013 (“Old Notes”).  As part of the private offering EGC agreed to use its best efforts to complete an exchange offer, which it completed on October 16, 2007.  In the exchange offer, the Old Notes were exchanged for $750 million of 10 percent Senior Notes due 2013 that have been registered under the Securities Act of 1933 (“New Notes”), with terms substantially the same as the Old Notes.  All of the issued and outstanding Old Notes were exchanged for New Notes.  We did not receive any cash proceeds from the exchange offer.

The notes are guaranteed by our Parent and each of our existing and future material domestic subsidiaries. We have the right to redeem the new notes under various circumstances and are required to make an offer to repurchase the new notes upon a change of control and from the net proceeds of asset sales under specified circumstances.

As of March 31, 2009, Energy XXI (Bermuda) Limited has purchased a total of $126.0 million total face amount of the New Notes at an average cost of 72.13, or $90.9 million, plus accrued interest of an incremental $3.3 million for a total cost of $94.2 million.

We believe that the fair value of our high yield facility as of March 31, 2009 was $337.5 million.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolver. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of March 31, 2009 and June 30, 2008, our outstanding hedge financing totaled $5.7 million and $9.7 million, respectively.

Interest Expense

Interest expense for the three months ended March 31, 2009 was $22.8 million, which includes $1.3 million of amortization of debt issuance costs, interest expense of $21.2 million associated with the high yield facility and the first lien revolver and $0.3 million associated with the put premium financing and other.  Interest expense for the three months ended March 31, 2008 was $26.0 million, which includes $1.1 million amortization of debt issuance costs, interest expense of $24.7 million associated with the high yield facility and the first lien revolver and $0.2 million associated with the put premium financing and other.

Interest expense for the nine months ended March 31, 2009 was $69.8 million, which includes $3.3 million of amortization of debt issuance costs, interest expense of $65.8 million associated with the high yield facility and the first lien revolver and $0.7 million associated with the put premium financing and other.  Interest expense for the nine months ended March 31, 2008 was $78.1 million, which includes $3.7 million of amortization of debt issuance costs, interest expense of $73.3 million associated with the high yield facility and the first lien revolver and $1.1 million associated with the put premium financing and other.

Note 7 – Note Payable

On July 22, 2008, we entered into a $17.2 million note payable with AFCO Credit Corporation to finance a portion of our insurance premiums. The note is payable in 11 monthly installments of $1,589,988 including interest at an annual rate of 3.249 percent, beginning August 1, 2008.

Note 8 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

Total balance at June 30, 2008	$97,814
Liabilities incurred	4,136
Liabilities settled	(20,838)
Revisions in estimated cash flows (1)	75,396
Accretion expense	9,617
Total balance at March 31, 2009	166,125
Less current portion	68,656
Long-term balance at March 31, 2009	$97,469

(1)  The revisions in estimated cash flows relate primarily to the impact of hurricanes Gustav and Ike, which impacted both the estimated cost of the abandonment of certain facilities as well as the timing of the abandonment.

Note 9 – Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas.  We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction.  With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction.  With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.  A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future.  While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended March 31, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $39.2 million. For the three months ended March 31, 2009, we recognized a loss of approximately $3.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $3.4 million and an unrealized loss of approximately $2.7 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended March 31, 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $21.2 million. For the three months ended March 31, 2008, we recognized a loss of approximately $0.1 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized loss of approximately $1.2 million and an unrealized loss of approximately $1.4 million, respectively, on derivative financial transactions that did not qualify for hedge accounting..

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the nine months ended March 31, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $15.7 million. For the nine months ended March 31, 2009, we recognized a gain of approximately $3.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $5.7 million and an unrealized loss of approximately $0.4 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the nine months ended March 31, 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $20.2 million.  For the nine months ended March 31, 2008, we recognized a loss of approximately $0.2 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized loss of approximately $0.9 million and an unrealized loss of approximately $1.6 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

As of March 31, 2009, we had the following contracts outstanding (Asset and Fair Value Gain in thousands):

	Crude Oil				Natural Gas
	Volume (MBbls)	Contract Price (1)	Total		Volume (MMMBtus)	Contract Price (1)	Total		Total
Period			Asset (Liability)	Fair Value Gain (Loss)			Asset (Liability)	Fair Value Gain (Loss)	Asset (Liability)	Fair Value Gain (Loss) (2)

Put Spreads
04/09 – 03/10	1,035	$78.75/102.26	$19,389	$10,151	4,610	$6.30/8.38	$5,006	$1,780	$24,395	$11,931

Swaps
04/09 – 03/10	1,931	56.55	(1,386)	(1,599)	8,940	6.44	12,996	9,577	11,610	7,978
04/10 – 03/11	746	64.78	212	(812)	2,340	5.75	(5,080)	(1,521)	(4,868)	(2,333)
			(1,174)	(2,411)			7,916	8,056	6,742	5,645

Collars
04/09 – 03/10	325	78.98/109.17	7,819	4,531					7,819	4,531
04/10 – 03/11	308	77.29/106.13	5,485	3,043					5,485	3,043
			13,304	7,574					13,304	7,574

Three-Way Collars
04/09 – 03/10	193	52.20/62.82/79.23	2,759	1,684	7,700	6.00/8.19/10.13	17,439	9,074	20,198	10,758
04/10 – 03/11	157	51.55/66.559/82.03	324	154	7,180	5.94/8.13/10.20	8,936	5,808	9,260	5,962
04/11 – 03/12					2,750	5.50/7.50/10.55	1,693	1,100	1,693	1,100
			3,083	1,838			28,068	15,982	31,151	17,820

Total Gain on Derivatives			$34,602	$17,152			$40,990	$25,818	$75,592	$42,970

(1) The contract price is weighted-averaged by contract volume.
(2) The gain (loss) on derivative contracts is net of applicable income taxes.

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of March 31, 2009 (In thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$74,195	Current	$18,881
	Non-current	31,771	Non-current	17,098
		105,966		35,979
Interest Rate Contracts			Derivative financial instruments
			Current	3,022
			Non-current	965
Total derivatives designated as hedging instruments under Statement 133				3,987
		105,966		39,966
Derivatives not designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	11,244	Current	5,903
	Non-current	2,555	Non-current	6,265
		13,799		12,168
Total derivatives		$119,765		$ 52,134

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the quarter and nine months ended March 31, 2009 (in thousands):
	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from Accumulated OCI into Income (Ineffective Portion)
Derivatives in Statement 133 Cash Flow Hedging Relationships

	Qtr	YTD		Qtr	YTD		Qtr	YTD

Commodity Contracts	$(3,086)	$(365,572)	Revenue	$(39,209)	$(15,651)	Gain / (Loss) on derivative financial instruments	$3,702	$(3,688)

Interest Rate Contracts	(89)	519	Interest expense	755	1,479	Gain / (Loss) on derivative financial instruments	-	-

Total	$(3,175)	$(365,053)		$(38,454)	$(14,172)		$3,702	$(3,688)

Derivatives Not Designated as Hedging Instruments under Statement 133		Amount of (Gain) Loss Recognized in Income on Derivative
	Location of (Gain) Loss Recognized in Income on Derivative

		Qtr	YTD

Commodity Contracts	(Gain) loss on derivative financial instruments	$(782)	$(5,293)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal.  At March 31, 2009, we had no deposits for collateral with our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates.  The dollar amount hedged was $75 million with the interest rate collar being 5.45 percent to 5.75 percent.  At March 31, 2009, we had deferred $2.6 million, net of tax benefit, in losses in OCI related to this instrument.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

Accumulated other comprehensive income (loss) – July 1, 2008	$(285,010)
Hedging activities:
Commodity
Change in fair value	233,692
Reclassified to income	131,880
Interest rate
Change in fair value (loss)	(1,420)
Reclassified to income	901
Accumulated other comprehensive income – March 31, 2009	$80,043

The amounts expected to be reclassified to income in the next twelve months are $63.3 million income on our commodity hedges and a $3.0 million loss on our interest rate hedge.

Note 10 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes with respect to which Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited (the indirect “Foreign Parent”) indirectly owns 100% of U.S. Parent.  FASB Statement 109 provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated group should be based upon a reasonable allocation of the income tax amounts of the consolidated group. Accordingly, the income tax amounts presented herein have been computed by applying the provisions of FASB Statement 109 to Energy XXI and its subsidiaries as if it were a separate consolidated group.

We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.

During the nine months ended March 31, 2009, we incurred a significant impairment loss of our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result, we are in a position of cumulative reporting losses for the current and preceding reporting periods.  The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable by our management.  At this date, this general fact pattern does not allow us to project sufficient sources of future taxable income to offset our tax loss carryforwards and net deferred tax assets. Under these current circumstances, it is management’s opinion that the realization of these tax attributes does not reach the “more likely than not criteria” under FAS 109.  As a result, we have established a valuation allowance of $140,063,800 at March 31, 2009, against our net deferred tax assets.

Our effective tax rate for the three months and nine months ended March 31, 2009 and 2008 was approximately 1.4% and 35.4% and 11.9% and 35.3%, respectively. As discussed above, the significant variance is due to the establishment of a valuation allowance against the net deferred tax assets.

Note 11 — Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $1.1 million in letters of credit and $11.8 million of performance bonds outstanding as of March 31, 2009.

Drilling Rig Commitment. We entered into a drilling rig commitment commencing on July 14, 2008 at $82,500 per day through April 14, 2009 for a total remaining commitment of $1.2 million as of March 31, 2009.

Note 12 — Fair Value of Financial Instruments

            On July 1, 2008, we adopted the provisions of SFAS No. 157, Fair Value Measurements.  SFAS No. 157 expands the disclosure requirements for financial instruments and other derivatives recorded at fair value, and also requires that a company’s own credit risk be considered in determining the fair value of those instruments. The adoption of SFAS No. 157 resulted in a $10 million pre-tax increase in other comprehensive income and a $10 million reduction of our liabilities to reflect the consideration of our credit risk on our liabilities that are recorded at fair value.

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For our interest rate derivatives, the fair value may be calculated based on these inputs as well as third-party estimates of these instruments. We separate our financial instruments and other derivatives into two levels (Levels 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels. Each of these levels and our corresponding instruments classified by level are further described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

•
Level 3 instruments’ fair values are based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Our valuation models are industry-standard and consider various inputs including third party broker-quoted forward amounts and time value of money.

            Listed below are our financial instruments classified in each level and a description of the significant inputs utilized to determine their fair value at March 31, 2009 (in thousands):

	Level 2	Level 3	Total
Assets:
Natural Gas and Oil Derivatives	$77,616		$77,616

Liabilities:
Natural Gas and Oil Derivatives	$6,000		$6,000
Interest Rate Collar		$3,986	3,986
Total Liabilities	$6,000	$3,986	$9,986

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Interest Rate Collar
Balance at July 1, 2008	$3,187
Total loss included in other comprehensive income	2,279
Settlements	(1,480)
Balance at March 31, 2009	$3,986

Note 13 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):
	March 31, 2009	June 30, 2008

Prepaid expenses and other current assets
Advances to joint interest partners	$12,821	$12,420
Insurance	4,753	-
Inventory	9,409	-
Other	499	-
Total prepaid expenses and other current assets	$27,482	$12,420

Accrued liabilities
Interest	$24,005	$5,269
Accrued hedge payable	3,989	20,153
Advances from joint interest partners	238	7,487
Undistributed oil and gas proceeds	19,778	31,017
Other	296	2,340
Total accrued liabilities	$48,306	$66,266

Note 14 – Supplemental Cash Flow Information

The following represents our supplemental cash flow information (in thousands):

	Nine Months Ended March 31,
	2009	2008

Cash paid for interest	$48,007	$55,854
Cash paid for income taxes	$716	-